UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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MOTRICITY, INC.

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October 14, 2011

Re: Supplemental Information for Annual Meeting of Stockholders of Motricity, Inc.

Dear Stockholders:
This letter contains important information about a change to a proposal to be acted upon at the Annual Meeting of Stockholders (the “Annual Meeting”) of Motricity, Inc. (“Motricity” or the “Company”) to be held on Friday, October 28, 2011, beginning at 2:00 p.m. Eastern Daylight Time, at the offices of Brown Rudnick LLP, Seven Times Square, New York, NY 10036.
Among the proposals contained in the Company's proxy statement for its Annual Meeting (the “Proxy Statement”) is Proposal 6, in which you are being asked to consider and act upon a proposed amendment to the Company's Restated Certificate of Incorporation. As described more fully in the Proxy Statement, the proposed amendment, if adopted would impose certain transfer restrictions on the outstanding shares of the Company's capital stock under a new Article Twelfth to the Company's Restated Certificate of Incorporation, which restrictions are intended to protect the long-term value to the Company of its substantial net operating loss carryforwards.
In response to external feedback, and in light of the importance to the Company of protecting the long-term value of its substantial net operating loss carryforwards, the Company and its Board of Directors has decided to modify Proposal 6, by revising Article Twelfth included in the amendment to the Company's Restated Certificate of Incorporation contemplated thereby. As revised, so long as the transfer restrictions imposed by Article Twelfth remain in effect, the stockholders will have the right to review the restrictions once every three years. If, at the time of such a stockholder review, the Company's stockholders vote against the continued existence of the transfer restrictions imposed by Article Twelfth, by the vote of a majority of the outstanding Company shares entitled to vote, then the transfer restrictions will terminate on (A) the date on which the results of the votes of such stockholders meeting are certified or (B) such earlier date as may be determined by the Board of Directors in its discretion. In order to effect this modification, the Board of Directors has approved the restatement of paragraph (n) of the proposed new Article Twelfth of the Company's Restated Certificate of Incorporation to read as follows:

(n)     Sunset; Board of Directors Review; Stockholders Review. Notwithstanding any other provision of this Article Twelfth, the Board of Directors (i) shall review and consider the necessity of the Transfer restrictions imposed by this Article Twelfth at least once every three years from the Effective Date, or at any other time the Board of Directors reasonably determines it appropriate (“Board Review”), and (ii) shall submit a resolution to the Corporation's stockholders to ratify the continued existence of the Transfer restrictions imposed by this Article Twelfth at or within one year prior to (x) December 31, 2014 and (y) the last day of the calendar year of every third anniversary thereafter (“Stockholder Review”). If, at the time of the Board Review, the Board of Directors determines that (1) an ownership change (within the meaning of Section 382 of the Code) would not result in a substantial limitation on the ability of the Corporation (or a direct or indirect subsidiary of the Corporation) to use otherwise available Tax Benefits, (2) no significant value attributable to the Tax Benefits would be preserved by continuing the Transfer restrictions herein, or (3) the restrictions in this Article Twelfth are no longer in the best interests of the Corporation; then the Board of Directors shall provide that the restrictions on Transfer of the Corporation Securities under this Article Twelfth shall terminate, such termination to be effective as of the date the Board of Directors makes such determination. If, at the time of a Stockholder Review, the Corporation's stockholders, by the vote of a majority of the outstanding Corporation Securities entitled to vote thereon, vote against the continued existence of the Transfer restrictions imposed by this Article Twelfth, then the Transfer restrictions under this Article Twelfth shall terminate on (A) the date on which the results of the votes of such stockholders meeting are certified or (B) such earlier date as may be determined by the Board of Directors pursuant to a Board Review. The Transfer restrictions under this Article Twelfth shall also terminate upon the effective date of the repeal of Section 382 of the Code (and any comparable successor provision). From and after the date on which the Transfer restrictions under this Article Twelfth shall no longer be effective as provided herein (the “Restriction Release Date”), no further Director Reviews or Stockholder Reviews shall be required.
Other conforming changes, consistent with this revised paragraph (n), have been made to Article Twelfth. In all other aspects Proposal 6 and the proposed amendment remain substantially unchanged. The full text of the proposed amendment, as so modified, is set forth as Appendix A to this letter. Accordingly, all references in Proposal 6 to the proposed amendment should be deemed revised to refer to Appendix A to this letter.

The Board of Directors recommends that the transfer restrictions in Article Twelfth of the proposed Restated Certificate of Incorporation, as amended, be approved for the reasons set forth in this letter and the Proxy Statement.
If you have already voted and do not wish to change your vote, you need not take any further action. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, your ability to revoke your proxy depends on the voting procedures of the broker, bank or other agent. Please follow the directions provided to you by your bank, broker or other agent. If you are a stockholder of record and you have already returned your properly executed proxy card, you may revoke your proxy at any time prior to its exercise (i) by giving to the Company's Corporate Secretary a written notice of revocation of the proxy's authority, (ii) by submitting a duly elected proxy bearing a later date or (iii) by attending the Annual Meeting and voting in person. Your attendance at the meeting alone will not revoke your proxy.

Sincerely,

James R. Smith, Jr., Interim Chief Executive Officer

APPENDIX A

CERTIFICATE OF AMENDMENT
OF
RESTATED
CERTIFICATE OF INCORPORATION
OF
MOTRICITY, INC.
(Originally incorporated on March 17, 2004 under the name Power By Hand, Inc.)

Motricity, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
FIRST: That the Board of Directors of Motricity, Inc. acting by unanimous written consent on October 14, 2011, duly adopted resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that said amendment be considered at the next annual meeting of the stockholders of said corporation. The resolution setting forth the proposed amendment is as follows:
RESOLVED: That it is advisable and in the best interests of the corporation to amend the Restated Certificate of Incorporation of the corporation by inserting the following new Article TWELFTH:

TWELFTH:

(a)     Definitions. For purposes of this Article Twelfth, the following terms shall have the following meanings:

“Agent” shall mean an agent designated by the Board of Directors of the Corporation.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Corporation Securities” shall mean (i) shares of Common Stock, (ii) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, options or similar interests (within the meaning of Treasury Regulation Section 1.382-4(d)(9)) to purchase stock of the Corporation (other than preferred stock described in Section 1504(a)(4) of the Code), and (iv) any other interests that would be treated as “stock” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18), or any successor provision.

“Effective Date” shall mean ____________, 2011.

“Excess Securities” shall mean the Corporation Securities which are the subject of the Prohibited Transfer.

“Five-Percent Shareholder” shall mean (i) a Person or group of Persons that is identified as a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(g) or (ii) a Person that is a “first tier entity” or “higher tier entity” (as such terms are defined in Section 1.382-2T(f) of the Treasury Regulations) of the Corporation if that Person has a “public group” or individual, or a “higher tier entity” of that Person has a “public group” or individual, that is treated as a “5-percent shareholder” of the Corporation pursuant to Section 1.382-2T(g) of the Treasury Regulations. For the avoidance of doubt, Section 1.382-2T(h) shall apply in determining whether any Person or group of Persons owning warrants, rights, options or similar interests (within the meaning of Treasury Regulation Section 1.382-4(d)(9)) is a Five-Percent Shareholder and such interests shall be deemed to have been exercised in full (whether or not currently exercisable) for purposes of this definition.

“Percentage Stock Ownership” shall mean the percentage stock ownership interest as determined in accordance with Treasury Regulation promulgated under Section 382 of the Code, including but not limited to Treasury Regulation Sections 1.382-2(a)(3), 1.382-2T(g), (h), (j) and (k), and 1.382-3(a).

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, limited liability partnership, trust, syndicate, estate, association, joint venture or similar organization, other entity, or group of persons making a “coordinated acquisition” of Corporation Securities or otherwise treated as an “entity” within the meaning of Treasury Regulation Section 1.382-3(a)(1) or otherwise, and includes, without limitation, an unincorporated group of persons who, by formal or informal agreement or arrangement (whether or not in writing), have embarked on a common purpose or act, and also includes any successor (by merger or otherwise) of any such individual or entity.

“Prohibited Distributions” shall mean any dividends or other distributions that were paid by the Corporation and received by a Purported Transferee with respect to the Excess Securities.

“Prohibited Transfer” shall mean any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article Twelfth.

“Purported Transferee” shall mean the purported transferee of a Prohibited Transfer.

“Restriction Release Date” shall have the meaning set forth in Section 12(n) of this Article Twelfth.

“Tax Benefits” shall mean the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof.

“Transfer” shall mean, subject to the last sentence of this definition, any direct or indirect sale, transfer, assignment, conveyance, pledge, or other disposition. A Transfer also shall include the creation or grant of an option (within the meaning of Treasury Regulation Section 1.382-4(d)(9)) other than the grant of an option by the Corporation or the modification, amendment or adjustment of an existing option granted by the Corporation. A Transfer shall not include (i) an issuance or grant of Corporation Securities by the Corporation, (ii) the modification, amendment or adjustment of an existing option by the Corporation and (iii) the exercise by an employee of the Corporation of any option to purchase Corporation Securities granted to such employee, pursuant to contract or any stock option plan or other equity compensation plan of the Corporation.

“Treasury Regulation” shall mean the income tax regulations (whether temporary, proposed or final) promulgated under the Code and any successor regulations. References to any subsection of such regulations include references to any successor subsection thereof.

(b)     Restrictions on Transfer. In order to preserve the Tax Benefits, subject to Section 12(c) of this Article Twelfth, any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (i) any Person or group of Persons shall become a Five-Percent Shareholder or (ii) the Percentage Stock Ownership interest in the Corporation of any Five-Percent Shareholder shall be increased. Notwithstanding the foregoing, nothing in this Article Twelfth shall prevent a Person from Transferring Corporation Securities to a new or existing public group of the Corporation, as defined in Treasury Regulation Section 1.382-2T(f)(13) or any successor regulation.

 (c)     Certain Exceptions.

(i)    The restrictions set forth in Section 12(b) of this Article Twelfth shall not apply to a proposed Transfer if the transferor or the transferee, upon providing at least 15 days prior written notice of such proposed Transfer to the Board of Directors of the Corporation, obtains the written consent to the proposed Transfer from the Board of Directors, or a committee of directors appointed by the Board of Directors (the “Review Committee”). The Review Committee (or Board of Directors) shall consent to such proposed Transfer within 10 business days of receiving such written notice and all additional information that the Review Committee (or Board of Directors) may have requested from the transferor or the transferee relating to the proposed Transfer, unless the Review Committee (or Board of Directors) determines in good faith based on its reasonable assessment that the proposed Transfer could jeopardize realization of the full benefits of unrestricted use of the Tax Benefits; provided that the Review Committee (or Board of Directors) may consent to such proposed Transfer notwithstanding the effect of such consent on the Tax Benefits if it determines that the consent is in the best interests of the Corporation. As a condition to granting its consent, the Review Committee (or Board of Directors) may, in its sole discretion, require (at the expense of the transferor and/or transferee) such representations from the transferor and/or transferee or such opinions of counsel to be rendered by counsel selected by the Review Committee (or Board of Directors), in each case as to such matters as the Review Committee (or Board of Directors) determines. Any notice provided pursuant to this paragraph shall be mailed or delivered to the Secretary of the Corporation at the Corporation's principal place of business, or telecopied to the Corporation's telecopier number at its principal place of business. Such notice shall be deemed to have been received by the Corporation when actually received by the Corporation.

(ii)    The Review Committee (or the Board of Directors) may impose any conditions that it deems reasonable and appropriate in connection with its consent to a proposed Transfer, including, without limitation, restrictions on the ability of any transferee to Transfer Corporation Securities acquired through a Transfer. Consents of the Review Committee (or the Board of Directors) hereunder may be given prospectively or retroactively. The Review Committee (or the Board of Directors), to the fullest extent permitted by law, may exercise the authority granted by this Section 12(c) of Article Twelfth through duly authorized officers or agents of the Corporation. Nothing in this Section 12(c) of Article Twelfth shall be construed to limit or restrict the Review Committee (or the Board of Directors) in the exercise of its fiduciary duties under applicable law.

(iii)    Any transferee and/or transferor who makes a request to the Review Committee (or Board of Directors) shall reimburse the Corporation, on demand, for all costs and expenses incurred by the Corporation with respect to any proposed Transfer of Corporation Securities, including, without limitation, the Corporation's costs and expenses incurred in determining whether to consent to the proposed Transfer, which costs may include, but are not limited to, any expenses of counsel and/or tax advisors engaged by the Review Committee (or the Board of Directors) to advise the Review Committee (or the Board of Directors) or deliver an opinion thereto.

  (d)     Treatment of Excess Securities.

              (i)     No officer, director, employee or agent of the Corporation shall knowingly record any Prohibited Transfer, and a Purported Transferee shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of Excess Securities. Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section 12(d)(iii) or until approval is obtained under Section 12(c) of this Article Twelfth. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provision of this Section 12(d)(i) or Section 12(d)(iii) shall also be a Prohibited Transfer.

              (ii)     The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed transferee or payee furnish the Corporation all information reasonably requested by the Corporation with respect to all the direct and indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement Article Twelfth, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person's actual and constructive ownership of Corporation Securities and other evidence that a Transfer will not be prohibited by Section 12(b) of this Article Twelfth as a condition to registering any Transfer.

     (iii)     If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee's possession or control, together with Prohibited Distributions, to the Agent. The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm's-length transactions (on the public securities market on which the Corporation Securities may be traded, if possible, or otherwise privately); provided, however, that any such sale must not be to a Person that is or as a result would become a Five-Percent Shareholder (except that for this purpose only a Five-Percent Shareholder does not include a new or existing public group, as defined in the Treasury Regulations promulgated under Section 382 of the Code) and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent's discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation's demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 12(d)(iv) of this Article Twelfth if the Agent rather than the Purported Transferee had resold the Excess Securities.

          (iv)     The Agent shall apply any proceeds of a sale by it of Excess Securities, and if the Purported Transferee had previously resold the Excess Securities, any amounts received by the Agent from a Purported Transferee, as follows: (A) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (B) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or their fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance, or similar Transfer) which amount shall be determined at the discretion of the Board of Directors; and (C) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable or successor provision) selected by the Board of Directors. The Purported Transferee's sole right with respect to such Corporation Securities shall be limited to the amount payable to the Purported Transferee pursuant to this Section 12(d)(iv). In no event shall the proceeds of any sale of Excess Securities pursuant to this Article Twelfth inure to the benefit of the Corporation.

          (v)     In the event of any Transfer which does not involve a transfer of securities of the Corporation within the meaning of Delaware law (“Securities,” and individually, a “Security”) but which would cause a Five-Percent Shareholder to violate a restriction on Transfers provided for in this Article Twelfth, the application of Section 12(d)(iii) and Section 12(d)(iv) shall be modified as described in this Section 12(d)(v). In such case, no such Five-Percent Shareholder shall be required to dispose of any interest that is not a Security, but such Five-Percent Shareholder and/or any Person whose ownership of Securities is attributed to such Five-Percent Shareholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such Five-Percent Shareholder, following such disposition, not to be in violation of this Article Twelfth. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 12(d)(iii) and 12(d)(iv), except that the maximum aggregate amount payable either to such Five-Percent Shareholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Five-Percent Shareholder or such other Person. The purpose of this Section 12(d)(v) is to extend the restrictions in Sections 12(b) and 12(d)(iii) to situations in which there is a Prohibited Transfer without a direct Transfer of Securities, and this Section 12(d)(v), along with the other provisions of this Article Twelfth, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

(e)     Board of Directors Determinations.

              (i)     The Board of Directors of the Corporation shall have the power to determine all matters necessary for determining compliance with this Article Twelfth, including, without limitation: (A) the identification of Five-Percent Shareholders; (B) whether a Transfer is a Prohibited Transfer; (C) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder; (D) whether an instrument constitutes a Corporation Security; (E) the amount (or fair market value) due to a Purported Transferee pursuant to clause (ii) of Section 12(d)(iv) of this Article Twelfth; (F) whether compliance with any restriction or limitation on stock ownership and transfers set forth in this Article Twelfth is no longer required; and (G) any other matters which the Board of Directors determines to be relevant; and the determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article Twelfth.

              (ii)     Nothing contained in this Article Twelfth shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits prior to the Restriction Release Date. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, subject to Section 242(b) of the Delaware General Corporation Law, by adopting a written resolution, (A) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Article Twelfth, provided that, such ownership interest percentages may only be modified to the extent necessary to reflect changes to Section 382 and the applicable Treasury Regulations (B) modify the definitions or any terms set forth in this Article Twelfth, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits; and provided further that the Board of Directors may not amend or otherwise modify the provisions of Section 12(n) of this Article Twelfth to the extent that such amendment or modification would adversely affect the right of the Corporation's stockholders to cause a Restriction Release Date to occur pursuant to a Stockholder Review. Stockholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Board of Directors shall deem appropriate.

          (iii)     In the case of an ambiguity in the application of any of the provisions of this Article Twelfth, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article Twelfth requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article Twelfth. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Article Twelfth. The Board of Directors may delegate all or any portion of its duties and powers under this Article Twelfth to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article Twelfth through duly authorized officers or agents of the Corporation. Nothing in this Article Twelfth shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

(f)     Securities Exchange Transactions. Nothing in this Article Twelfth (including, without limitation, any determinations made, or actions taken, by the Board of Directors pursuant to Section 12 shall preclude the settlement of any transaction entered into through the facilities of a national securities exchange or any national securities quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article Twelfth and any Purported Transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article Twelfth.

(g)     Legal Proceedings; Prompt Enforcement. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand, pursuant to Section 12(d)(iii) then the Corporation shall promptly take all actions which it believes are appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this section shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article Twelfth being void ab initio or (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article Twelfth.

(h)     Liability. To the fullest extent permitted by law, any stockholder subject to the provisions of this Article Twelfth who knowingly violates the provisions of this Article Twelfth and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation's ability to utilize its Tax Benefits, and attorneys' and auditors' fees incurred in connection with such violation.

(i)     Notice to Corporation. Any Person who acquires or attempts to acquire Corporation Securities in excess of the limitations set forth in this Article Twelfth shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Prohibited Transfer on the preservation and usage of the Tax Benefits. As a condition to the registration of the Transfer of any Corporation Securities, any Person who is a beneficial, legal, or record holder of Corporation Securities, and any proposed transferee and any Person controlling, controlled by, or under common control with the proposed transferee, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Article Twelfth or the status of the Tax Benefits of the Corporation.

(j)     Bylaws. The Bylaws may make appropriate provisions to effectuate the requirements of this Article Twelfth.

(k)     Certificates. All certificates representing Corporation Securities on or after the Effective Date shall, until the Restriction Release Date, bear a conspicuous legend in substantially the following form:

THE TRANSFER OF SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTION PURSUANT TO ARTICLE TWELFTH OF THE RESTATED CERTIFICATE OF INCORPORATION OF MOTRICITY, INC., AS AMENDED AND IN EFFECT FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION UPON REQUEST.

(l)     Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Corporation or of the Corporation's legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article Twelfth, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

(m)     Benefits of Article Twelfth. Nothing in this Article Twelfth shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article Twelfth. This Article Twelfth shall be for the sole and exclusive benefit of the Corporation and the Agent.

(n)     Sunset; Board of Directors Review; Stockholders Review. Notwithstanding any other provision of this Article Twelfth, the Board of Directors (i) shall review and consider the necessity of the Transfer restrictions imposed by this Article Twelfth at least once every three years from the Effective Date, or at any other time the Board of Directors reasonably determines it appropriate (“Board Review”), and (ii) shall submit a resolution to the Corporation's stockholders to ratify the continued existence of the Transfer restrictions imposed by this Article Twelfth at or within one year prior to (x) December 31, 2014 and (y) the last day of the calendar year of every third anniversary thereafter (“Stockholder Review”). If, at the time of the Board Review, the Board of Directors determines that (1) an ownership change (within the meaning of Section 382 of the Code) would not result in a substantial limitation on the ability of the Corporation (or a direct or indirect subsidiary of the Corporation) to use otherwise available Tax Benefits, (2) no significant value attributable to the Tax Benefits would be preserved by continuing the Transfer restrictions herein, or (3) the restrictions in this Article Twelfth are no longer in the best interests of the Corporation; then the Board of Directors shall provide that the restrictions on Transfer of the Corporation Securities under this Article Twelfth shall terminate, such termination to be effective as of the date the Board of Directors makes such determination. If, at the time of a Stockholder Review, the Corporation's stockholders, by the vote of a majority of the outstanding Corporation Securities entitled to vote thereon, vote against the continued existence of the Transfer restrictions imposed by this Article Twelfth, then the Transfer restrictions under this Article Twelfth shall terminate on (A) the date on which the results of the votes of such stockholders meeting are certified or (B) such earlier date as may be determined by the Board of Directors pursuant to a Board Review. The Transfer restrictions under this Article Twelfth shall also terminate upon the effective date of the repeal of Section 382 of the Code (and any comparable successor provision). From and after the date on which the Transfer restrictions under this Article Twelfth shall no longer be effective as provided herein (the “Restriction Release Date”), no further Director Reviews or Stockholder Reviews shall be required.

(o)    Severability. The purpose of this Article Twelfth is to facilitate the Corporation's ability to maintain or preserve its Tax Benefits. If any provision of this Article Twelfth or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article Twelfth.

 (p)     Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article Twelfth, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, on October 28, 2011, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Motricity, Inc. has caused this Certificate to be signed by __________, its ____________________, this ___ day of _______, 2011.

MOTRICITY, INC.

By:
Name: Title: President